EXHIBIT F-1
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                                 January 4, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

             Re: National Fuel Gas Company - File No. 70-10273
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Ladies and Gentlemen:

     As counsel for National Fuel Gas Company ("National"), a holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"), I deliver to you this opinion letter for filing as Exhibit F-1 to the declaration, as amended, in the above referenced file (the "Declaration"), in which National is requesting authorization for certain proposed amendments to its Restated Certificate of Incorporation and, in connection with such amendment, to solicit proxies from its shareholders for use at National's annual meeting of shareholders scheduled for February 17, 2005, and any adjournment or adjournments thereof.

     In connection with the above, I have examined the Declaration and such other documents and made such other investigation as I consider appropriate.

     Based upon and subject to the foregoing and subject to the other paragraphs hereof, I am of the opinion that:

          (a) all state laws applicable to the proposed transactions will have been complied with; and

          (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by National or any other associate company.

     The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Declaration and legal requirements applicable thereto, including the Commission's order requested therein.


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     I am admitted to practice law in the State of New York. I do not hold myself out as an expert on the law of any other state or offer any opinion on such law other than the law of the State of New Jersey. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of New Jersey, I have relied upon the opinion of Stryker, Tams and Dill LLP. A copy of such opinion will be filed as an exhibit to the Declaration.

     I hereby consent to the filing of this opinion as an exhibit to the Declaration. This opinion may not be used for any other purpose or relied upon or furnished to any other party.


                                           Very truly yours,

                                           /s/ James P. Baetzhold

                                           James P. Baetzhold


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